DISTRIBUTION & UNDERWRITING AGREEMENT

THIS DISTRIBUTION & UNDERWRITING AGREEMENT (the “Agreement”) is entered into this 15th day of March, 2024 (the “Effective Date”) by and between Empower Annuity Insurance Company, a Connecticut corporation (the “Insurance Company”), on its own behalf and on behalf of the Empower Annuity Insurance Company (“EAIC”) Variable Contract Account A (“Separate Account”) and its subaccounts thereof, as set forth and identified in Schedule A attached hereto, and Empower Financial Services, Inc. (the “Underwriter”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Insurance Company established and maintains the Separate Account, a separate investment account, pursuant to the laws of Connecticut for the purpose of providing a choice of variable investment options under group and individual variable annuity contracts (the “Contracts”);

WHEREAS, the Insurance Company has registered the Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”) and has registered the Contracts under the Securities Act of 1933, as amended;

WHEREAS, Prudential Investment Management Services LLC (“Predecessor Underwriter”) has terminated its services as distributor and underwriter for the Contracts and Separate Account effective as of the Effective Date;

WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (the “FINRA”); and

WHEREAS, the Insurance Company and the Separate Account desire to have the Contracts sold and distributed through the Underwriter and for the Underwriter to act as Underwriter and distributor for the effectuation of securities transactions in Contracts sold during Predecessor Underwriter’s period of service, and the Underwriter desires to sell and distribute such Contracts effective as of the Effective Date and under the terms stated herein.

NOW THEREFORE, the Parties agree as follows:

1. The Insurance Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use commercially reasonable efforts to solicit applications for the Contracts, and to undertake, at its own expense, to provide all sales services relative to the Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

2. The Underwriter agrees to offer the Contracts for sale in accordance with the applicable, current prospectus. The Underwriter is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus filed with the SEC, or in such sales literature as may be authorized by the Insurance Company.

3. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the FINRA and to the extent necessary to offer the Contracts, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be fully responsible for carrying out its sales, underwriting and compliance supervisory obligations hereunder in continued compliance with the FINRA Conduct Rules and federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Underwriter agrees that it shall be fully responsible for:

(a) ensuring that no person shall offer or sell the Contracts on its behalf until such person is duly registered as a representative of the Underwriter, duly licensed and appointed by the Insurance Company, and the Insurance Company and representative are appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable state or jurisdictional securities laws in each state or jurisdiction in which such Contracts may be lawfully sold;

(b) continuous training, supervising, and controlling of all such persons for purposes of complying with the FINRA Conduct Rules and with federal and state securities laws which may be applicable to the offering and sale of the Contracts. In this connection, the Underwriter shall:

(i) conduct training programs (including the preparation and utilization of training materials) as is necessary, in the Underwriter’s opinion, to accomplish the purposes of this Agreement;

(ii) establish and implement reasonable written procedures for the supervision of the sales practices of agents, representatives or brokers who sell the Contracts; and

(iii) take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

(c) supervising and ensuring compliance with FINRA rules of all administrative functions performed with respect to the offering of the Contracts and the establishment and maintenance of the Separate Account.

4. Notwithstanding anything in this Agreement to the contrary, the Underwriter or the Insurance Company may enter into sales agreements with independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by the Insurance Company or the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with FINRA Conduct Rules and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed or appointed for the sale of the Contracts under the insurance laws of the applicable state or jurisdiction in which the Contracts may be lawfully sold. The processes and procedures for the acquisition of such licenses and appointments shall be in accordance with the provisions of any such sales agreements.

5. The Underwriter, or its affiliate, on behalf of the Insurance Company, shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with the Underwriter, provided however, that the Insurance Company reserves the right to refuse to appoint any proposed associated person as an agent or broker, and to terminate an agent or broker once appointed. The Underwriter agrees to pay all licensing or other fees necessary to properly authorize such persons for the sale of the Contracts.

6. The Insurance Company and the Underwriter shall cause to be maintained and preserved for the periods prescribed, such accounts, books, and other documents as are required of it by the 1940 Act and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Separate Account, and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Underwriter shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the state of Colorado, the state of New York, and any other applicable states or jurisdictions.

7. The Underwriter shall have the responsibility for paying (i) all commissions or other fees to its associated persons which are due for the sale of the Contracts and (ii) any compensation to independent broker-dealers and their associated persons due under the terms of any sales agreements between the Underwriter and such broker-dealers. Notwithstanding the preceding sentence, the Insurance Company retains the ultimate right to reject any commission rate allowed by the Underwriter and no associated person or independent broker-dealer shall have an interest in the surrender charges, deductions or other fees payable to Underwriter as set forth herein. The Underwriter shall have the responsibility for calculating and furnishing periodic reports to the Insurance Company as to the sale of the Contracts, and as to the commissions and service fees payable to persons selling the Contracts.

8. The services of the Underwriter to the Separate Account hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others so long as the services rendered hereunder are not interfered with or impaired.

9. Subject to termination, the Agreement shall remain in full force and effect for one year, and shall continue in full force and effect from year to year until terminated as provided below. Each additional year shall be an additional term of this Agreement. This Agreement may be terminated:

(a) by any Party upon sixty (60) days written notice to the other Party;

(b) immediately, upon written notice in the event of bankruptcy or insolvency of one Party;

(c) at any time upon mutual written consent of the Parties; and

(d) immediately in the event of its assignment; provided however, “assigned” shall not include any transaction exempted from section 15(b)(2) of the 1940 Act.

Upon termination of this Agreement, all authorization, rights, and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

10. This Agreement shall be subject to the provisions of the 1940 Act, the 1934 Act and the rules, regulations and rulings thereunder. In addition it shall be subject to the rulings of the FINRA, as from time to time in effect, and any exemptions from the 1940 Act the SEC may grant. All terms of this Agreement will be interpreted and construed in accordance with compliance of this section 10.

11. The Underwriter agrees and understands that all documents, reports, records, books, files and other materials relative to this agreement (the “Records”) shall be the sole property of the Insurance Company and that such property shall be held by the Underwriter, or its agents during the term of this agreement. Upon termination, all Records shall be returned to the Insurance Company.

12. Insurance Company agrees and understands that the Underwriter may maintain copies of the Records as is required by any relevant securities laws, the SEC, the FINRA or any other self-regulatory agency.

13. Underwriter shall establish and maintain facilities and procedures for the safekeeping of all Records relative to this Agreement. Such Records shall remain confidential and shall not voluntarily be disclosed to any other person or entity.

14. Except as otherwise provided, Underwriter acknowledges that Insurance Company retains the overall right and responsibilities to direct and control the activities of the Underwriter.

15. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected.

16. This Agreement constitutes the entire Agreement between the Parties and may not be modified except in a written instrument executed by all the Parties.

17. This Agreement shall be governed by the internal laws of the State of Colorado.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

Empower Annuity Insurance Company

On its own behalf and on behalf of the EAIC Variable Contract Account A and the subaccounts

BY:	/s/ Richard H. Linton, Jr.
NAME:	Richard H. Linton, Jr.
TITLE:	Chairman

Empower Financial Services, Inc.

BY:	/s/ Carol Waddell
NAME:	Carol Waddell
TITLE:	President EPW

SCHEDULE A

Empower Retirement Security Annuity

Empower Retirement Security Annuity III

Empower Retirement Security Annuity IV

Empower Retirement Security Annuity VI

Empower Retirement Security Annuity VII

Empower Retirement Security Annuity VIII

Empower Retirement Security Annuity IX